[Letterhead of Luse Gorman Pomerenk & Schick, P.C.]
Exhibit 5
(202) 274-2000
June 27, 2007
The Board of Directors
Atlantic Coast Financial Corporation
505 Haines Avenue
Waycross, Georgia 31501

Re:	Atlantic Coast Financial Corporation
Common Stock, Par Value $0.01 Per Share
     Gentlemen:
     You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the “Offering”) of the shares of common stock, par value $0.01 per share (“Common Stock”) of Atlantic Coast Financial Corporation (the “Company”). We have reviewed the Company’s Articles of Incorporation, Registration Statement on Form S-1 (the “Form S-1”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.
     We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.
     We hereby consent to our firm being referenced under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Form S-1.
Very truly yours,
/s/ Luse Gorman Pomerenk & Schick
Luse Gorman Pomerenk & Schick
A Professional Corporation